COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	Feb. 25, 2011

Cooper Tire & Rubber Company Reports
 Another Strong Quarter

•	Record net sales of $920 million, an increase of 19 percent
•	Operating profit of $55 million, or 5.9 percent of net sales
•	Earnings per share (available to Cooper Tire) of 64 cents
•	Cash and cash equivalents of $413 million

Findlay, Ohio, Feb. 25, 2011 - Cooper Tire & Rubber Company (NYSE:CTB) today reported net income attributable to Cooper Tire of $40 million for the quarter ended Dec. 31, 2010, an increase of $1 million from the same period in 2009.  Net sales were $920 million, an increase of $147 million, or 19 percent, from the prior year. Operating profit was $55 million for the quarter, a decrease of $5 million compared with $60 million in 2009.  The Company reported net income of 64 cents per share on a diluted basis.

Results during the quarter included restructuring charges of $1 million, related primarily to the closure of the Albany, Ga., facility. This compares with charges of $12 million during the fourth quarter of 2009.

When compared with the fourth quarter of the prior year, the decrease in operating profit was the result of higher raw material prices ($138 million) that were partially offset by better price and mix ($115 million). Improved manufacturing ($8 million), increased volumes ($10 million), and lower restructuring costs ($11 million) contributed favorably to results. Prior-year operating results benefited by approximately $16 million from the sale of units that were valued at lower historical costs, in accordance with the last-in-first-out cost-flow methodology.  Products liability charges during the quarter were $10 million higher than the year-ago fourth quarter.

For the year ended Dec. 31, 2010, the Company increased unit shipments by 8 percent when compared with the prior year.  This volume increase and higher pricing drove full year net sales to a record $3.4 billion compared with $2.8 billion for 2009, an increase of 21 percent.  Net income attributable to Cooper Tire & Rubber Company was $140 million for the same period, compared with $52 million in 2009.  The change in net income included an improvement of $56 million from discontinued operations.  Net income available to Cooper Tire & Rubber Company common stockholders more than doubled to $2.24 for 2010 compared with $1.02 in 2009.

The Company ended the year with $413 million of cash and cash equivalents, a decrease of $14 million compared with the prior year-end balance of $427 million.

The Company has posted a summary presentation of information related to the quarter on its website at http://www.coopertire.com/html/pdf/Investor_Summary.pdf

North America Tire Operations

North America Tire Operations achieved net sales of $669 million during the fourth quarter, up 18 percent from 2009 net sales of $566 million.  The increased sales were the result of both stronger price and mix and increased unit sales.  Total light vehicle tire shipments for Cooper's North America segment in the United States increased by 0.4 percent, compared with a total industry shipment increase of 7.5 percent reported by the Rubber Manufacturers Association.  The segment's ability to meet strong demand for its products was constrained during the fourth quarter by the inventory it had available for sale.  The segment gained market share for the full year.

The segment's operating profit was $42 million for the fourth quarter, or 6.3 percent of net sales. This is an increase of $3 million compared with the same period in 2009.  Favorable pricing and mix of $76 million were more than offset by $86 million of higher raw material costs. Restructuring charges decreased by $11 million from the prior year.   Improved manufacturing operations increased results by $9 million. Products liability charges increased $10 million primarily as a result of increased charges on existing reserves.  The segment's prior-year operating results benefited by approximately $16 million from the sale of units that were valued at lower historical costs, in accordance with LIFO cost-flow methodology.

For the full year, the segment had operating profit of $131 million, a $20 million improvement compared with the same period of 2009.

International Tire Operations

The Company's International Tire Operations reported a new record high of $341 million in net sales, an increase of $68 million, or 25 percent, compared with the prior year same quarter.  The increase reflected positive price and mix and stronger volumes. Asian operations increased sales volumes by 11 percent including intercompany shipments, while European operations increased 6 percent compared with the prior year.

The segment's operating profit decreased by $8 million, to $19 million in the fourth quarter of 2010 from $27 million in the fourth quarter of 2009. Favorable price and mix of $38 million were more than offset by higher raw material costs of $52 million.  Higher volumes improved results by $7 million.

The segment had operating profit of $82 million for the full year, a $9 million improvement compared with the same period of 2009.  Record sales for the segment of $1.3 billion were an increase of $278 million or 28 percent compared with the prior year.

Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, “We were able to deliver positive results during the fourth quarter despite the beginnings of rapid increases in raw material costs, particularly natural rubber.  Demand for our products continued to be very strong and we were able to run the manufacturing facilities efficiently to deliver improved manufacturing results.  Our ability to ship more tires was limited by the inventory we had available for sale during the quarter.

"In 2011, we intend to produce 10 percent more units than we did in 2010 to help meet this strong demand. The largest challenge currently facing the Company is the increase in natural rubber prices, which increased more than 75 percent during the last four months. Raw material costs have increased between 15 percent and 20 percent sequentially from the fourth quarter of 2010 to the first quarter of 2011. We expect raw material costs to remain at elevated levels after the first quarter; however, the rate of increase should begin to slow during the second quarter.  We continue aggressively taking every action possible to internally offset these cost increases, but it was necessary to announce a price increase in the United States effective March 15, 2011, by a weighted average of 8 to 9 percent with the amount of increases varying by product.  This follows a Feb. 1, 2011, price increase of 2.5 percent on nearly all light vehicle products.  We have also been steadily increasing prices in other regions where we participate. We are excited and optimistic about our opportunities to further improve results in 2011 despite the challenges that face the industry."

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern Time.  Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s website at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company with affiliates, subsidiaries and joint-ventures that specialize in the design, manufacture, marketing and sales of passenger car and light truck tires. The Company also has subsidiaries that specialize in medium truck, motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information on Cooper Tire, visit www.coopertire.com, www.facebook.com/coopertire, or twitter.com/coopertire.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact.  Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world;
•	the failure to achieve expected sales levels;
•	consolidation among the Company's competitors and customers;
•	technology advancements;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in interest and foreign exchange rates;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;
•	volatility in raw material and energy prices, including those of steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	increased competitive activity including actions by larger competitors or low-cost producers;
•	the inability to recover the costs to develop and test new products or processes;
•	the risks associated with doing business outside of the United States;
•
changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory initiatives;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers or suppliers;
•	litigation brought against the Company including products liability;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes to the credit markets and/or access to those markets;
•	inaccurate assumptions used in developing the Company’s strategic plan or the inability or failure to successfully implement the Company’s strategic plan;
•	inability to adequately protect the Company’s intellectual property rights;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	inability to use deferred tax assets;
•	recent changes to tariffs on certain tires imported into the United States from the People's Republic of China;
•	and changes in the Company’s relationship with joint-venture partners.

It is not possible to foresee or identify all such factors.  Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow…)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended				Year Ended
	December 31				December 31
	2009		2010		2009		2010

Net sales	$773,059		$919,640		$2,778,990		$3,360,984
Cost of products sold	645,278		807,740		2,359,963		2,940,283
Gross profit	127,781		111,900		419,027		420,701

Selling, general and administrative	55,162		56,448		206,990		211,678
Restructuring charges	12,272		845		48,718		20,649
Settlement of retiree medical case	-		-		7,050		-
Operating profit	60,347		54,607		156,269		188,374

Interest expense	11,019		9,371		47,211		36,647
Interest income	(454)		(1,115)		(5,193)		(5,265)
Other expense (income)	(247)		(890)		(1,272)		(2,834)
Income from continuing operations, before income taxes	50,029		47,241		115,523		159,826

Income tax expense (benefit)	409		758		231		20,057

Income from continuing operations	49,620		46,483		115,292		139,769

Income (loss) from discontinued operations, net of income taxes	6,133		(247)		(31,653)		24,118

Net income	55,753		46,236		83,639		163,887

Net income attributable to noncontrolling shareholders' interests	16,590		6,038		31,872		23,438

Net income attributable to Cooper Tire & Rubber Company	$39,163		$40,198		$51,767		$140,449

Basic earnings per share:

Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.55	2	$0.66		$1.57	2	$1.90
Income (loss) from discontinued operations	0.10		-		(0.53)		0.39
Net income available to Cooper Tire & Rubber Company common stockholders	$0.65	2	$0.65	1	$1.04	2	$2.29

Diluted earnings per share:

Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.53	2	$0.64		$1.54	2	$1.86
Income (loss) from discontinued operations	0.10		-		(0.52)		0.38

Net income available to Cooper Tire & Rubber Company common stockholders	$0.63	2	$0.64		$1.02	2	$2.24

Weighted average shares outstanding (000s):
Basic	60,509		61,541		59,439		61,299
Diluted	62,419		62,919		60,681		62,648
Depreciation	$30,515		$29,900		$121,483		$121,785
Amortization	$383		$444		$2,028		$1,936
Capital expenditures	$15,355		$44,698		$79,333		$119,738

Segment information
Net sales
North American Tire	$565,647		$669,336		$2,006,183		$2,423,808
International Tire	273,604		341,311		993,839		1,272,224
Eliminations	(66,192)		(91,007)		(221,032)		(335,048)

Segment profit (loss)
North American Tire	$39,008		$42,441		$110,957		$130,694
International Tire	26,468		18,492		72,753		82,081
Eliminations	(59)		1,400		(1,637)		(251)
Unallocated corporate charges	(5,070)		(7,726)		(25,804)		(24,150)

1  Amounts do not add due to rounding.
2  Amounts have been restated.

******************************
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31
	2009	2010

Assets
Current assets:
Cash and cash equivalents	$426,981	$413,359
Notes receivable	42,599	69,547
Accounts receivable	324,424	414,149
Inventories	298,435	386,827
Other current assets	39,392	56,357
Total current assets	1,131,831	1,340,239

Net property, plant and equipment	850,971	852,442
Restricted cash	2,219	2,274
Intangibles and other assets	115,319	110,582
	$2,100,340	$2,305,537

Liabilities and Equity
Current liabilities:
Notes payable	$156,719	$146,947
Trade payables and accrued liabilities	459,091	536,828
Income taxes	3,955	4,601
Liabilities of discontinued operations	1,061	-
Current portion of long-term debt	15,515	5,885
Total current liabilities	636,341	694,261

Long-term debt	330,971	320,724
Postretirement benefits other than pensions	244,905	257,657
Pension benefits	272,050	258,321
Other long-term liabilities	145,978	180,082
Redeemable noncontrolling shareholders' interests	83,528	71,442
Long-term liabilities related to the sale of automotive operations	6,043	-
Total parent stockholders' equity	330,808	460,789
Noncontrolling shareholders' interests in consolidated
subsidiaries	49,716	62,261
	$2,100,340	$2,305,537